Exhibit 99.1

Harris Corporation Reports Fiscal 2013 First Quarter Results

MELBOURNE, Florida, October 29, 2012 — Harris Corporation (NYSE:HRS) reported revenue in the first quarter of fiscal 2013 of $1.26 billion compared with $1.34 billion in the prior year. GAAP income from continuing operations was $129 million, or $1.14 per diluted share, compared with $131 million, or $1.09 per diluted share. Non-GAAP income from continuing operations in the prior year was $138 million, or $1.14 per diluted share. Non-GAAP amounts for fiscal 2012 exclude acquisition-related costs, and a reconciliation of GAAP to non-GAAP financial measures is provided in the tables. Orders in the first quarter were $1.38 billion compared with $1.48 billion in the prior year.

“Harris first quarter results were solid in a challenging government spending environment,” said William M. Brown, president and chief executive officer. “We were awarded a number of large contracts in both RF Communications and in Government Communications Systems, and revenue in Government Communications Systems increased 5 percent over the prior year. First quarter operating performance was positive with operating margin flat compared to the prior year, despite lower revenue and higher R&D investment. Harris generates strong free cash flow, and in the first quarter we increased the dividend by 12 percent, the second increase this calendar year.”

RF Communications

Revenue in the first quarter for the RF Communications segment was $445 million compared with $497 million in the prior year. Tactical Communications revenue was $307 million, a decline of 18 percent, and Public Safety and Professional Communications revenue was $138 million, an increase of 12 percent. Operating income for the RF Communications segment was $134 million compared with $154 million in the prior year. Operating margin was 30.2 percent, declining from 31.0 percent in the prior year as a result of a shift in product mix related to the strong revenue growth in Public Safety and Professional Communications.

Orders for the segment totaled $363 million, including $254 million in Tactical Communications and $109 million in Public Safety and Professional Communications. Book-to-bill was .82 for the segment. At the end of the first quarter, backlog was $612 million in Tactical Communications and $623 million in Public Safety and Professional Communications.

During the quarter, Harris was awarded a 5-year, $297 million Indefinite Delivery Indefinite Quantity (IDIQ) follow-on contract from the U.S. Department of the Navy for a broad portfolio of radio solutions to support modernization and standardization on Falcon III®. Harris also was awarded a $397 million Consolidated Single-Channel Handheld Radio (CSCHR) follow-on IDIQ contract to provide the U.S. Department of Defense with Falcon III handheld radios. This 2-year contract includes two 1-year options that increase the potential value of the contract to $712 million.

Significant international orders included $25 million from a government in the Middle East to provide high-frequency radios as part of a multi-year modernization program, $14 million from a European country for Falcon III handheld accessories and $15 million from a country in Latin America for both public safety and tactical radios. Harris also was awarded a $24 million contract from the Regional Municipality of Durham, Ontario to deploy a P25 simulcast radio system that will provide interoperability with adjacent municipalities and utility partners and can be adapted to support Long-Term Evolution (LTE) networks.

Integrated Network Solutions

Revenue in the first quarter for the Integrated Network Solutions segment was $376 million, a decrease of 10 percent compared with $419 million in the prior year. Solid growth in CapRock Communications was more than offset by a decline in IT Services revenue, primarily from the loss of the Patriot program.

Operating income for the segment was $32 million compared with $22 million in the prior year. Non-GAAP operating income in the prior year was $31 million. Improved operating performance in CapRock Communications and Healthcare Solutions was partially offset by lower operating income in IT Services due to the loss of the Patriot program at the end of fiscal 2011.

During the quarter, Integrated Network Solutions was awarded several contracts with the U.S. Department of Veterans Affairs (VA), including a 4-year, $47 million follow-on IT Services contract to expand the VA’s nationwide wireless network infrastructure from the initial 22 medical centers to 66 and two contracts totaling $18 million under the Transformation Twenty-One Total Technology (T4) IDIQ contract to improve electronic data interoperability for claims processing. Healthcare Solutions awards included a contract for $11 million under the U.S. General Services Administration’s Alliant IDIQ contract to provide an electronic health record system for the Department of Homeland Security. IT Services awards included a 4-year, $46 million contract to provide enterprise IT support services to the North American Air Defense Command (NORAD) and the U.S. Northern Command (USNORTHCOM) and a $65 million follow-on contract to operate and support the U.S. Air Force Space Command’s 50th Space Wing. Orders for CapRock Communications included $44 million for satellite communications solutions under the Future COMSATCOM Services Acquisition (FSCA) contract.

Government Communications Systems

Revenue in the first quarter for the Government Communications Systems segment was $465 million and increased 5 percent compared with $444 million in the prior year. Year-over-year revenue increases from the GOES-R weather program and the Space Network Ground Segment Sustainment (SGSS) program for NASA were partially offset by continued slower spending by Department of Defense customers. Operating income was $67 million compared with $63 million in the prior year. Operating margin was 14.4 percent compared with 14.2 percent in the prior year.

During the quarter, Harris was awarded three contracts that provide essential elements of the Federal Aviation Administration’s (FAA’s) multi-billion dollar NextGen initiative: a 7-year, $331 million Data Communications Integrated Services (DCIS) contract to transform voice-based air traffic control to automated air traffic management; a 15-year, $291 million NextGen National Airspace System (NAS) Voice System (NVS) contract to create a modern VoIP network for communications among air traffic controllers, pilots and ground personnel; and a 5-year, $63 million NAS Enterprise Messaging Service (NEMS) IDIQ contract that provides the Systems Wide Information Management (SWIM) program with enterprise-wide data-sharing for a variety of critical information such as flight planning, traffic flow, surface radar and weather. Harris was also awarded a $51 million follow-on contract for the U.S. Army’s Modernization of Enterprise Terminals (MET) program for advanced satellite terminals that provide the worldwide backbone for high-priority military communications and a $43 million award from a classified customer.

Discontinued Operations

Based on recent indicators of value during the first quarter of fiscal 2013, including market, financial performance and indications of value from interested parties, we recorded additional non-cash impairment charges in discontinued operations for Cyber Integrated Solutions and Broadcast Communications totaling $222 million.

Earnings Guidance

The company reiterated its previous guidance for fiscal 2013 for GAAP income from continuing operations in the range of $5.10 to $5.30 per diluted share and for revenue of about flat to 2 percent growth compared with fiscal 2012.

Harris will host a conference call today, October 29, at 8:30 a.m. Eastern Time (ET) to discuss its first quarter fiscal 2013 financial results. The dial-in numbers for the teleconference are (800) 510-9691 (U.S.) and (617) 614-3453 (International), using participant code 54236217. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants may listen to the call and view management’s supporting slide presentation at www.harris.com/conference-call. A recording of the call will be available on the Harris website beginning at 12 p.m. ET on October 29.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5.5 billion of annual revenue and about 15,000 employees — including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems and services. Additional information about Harris Corporation is available at www.harris.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including income from continuing operations and income from continuing operations per diluted share for the first quarter of fiscal 2012, excluding charges for acquisition-related costs; free cash flow (operating cash flow excluding capital expenditures) for the first quarter of fiscal 2013; and operating income for the Integrated Network Solutions segment for the first quarter of fiscal 2012, excluding charges for acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Attachments: Financial Statements (Six tables).

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2013; potential contract opportunities and awards; the potential value of contract awards; statements regarding outlook, including expected revenue, orders and cash flow; and plans to divest Broadcast Communications. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, sequestration and cost-cutting initiatives); risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of our IT networks and systems or those we operate for customers; financial and government and regulatory risks relating to international sales and operations; the continued effects of the general downturn and weakness in the global economy and U.S. government’s budget deficits and national debt and potential sequestration; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in our effective tax rate; the potential impact of natural disasters or other disruptions on our operations; the potential impact of changes in the regulatory framework that applies to, or of satellite bandwidth constraints on, our managed satellite and terrestrial communications solutions; the timing and impact of anticipated dispositions of the company’s Cyber Integrated Solutions operation and Broadcast Communications business; the timing and amount of anticipated gains, losses, impairments and charges related to such dispositions; and changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1

HARRIS CORPORATION

FY ‘13 First Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Quarter Ended
	September 28, 2012	September 30, 2011
	(In millions, except per share amounts)
Revenue from product sales and services	$1,261.5	$1,336.1

Cost of product sales and services	(848.3)	(893.9)
Engineering, selling and administrative expenses	(198.2)	(223.4)
Non-operating income	—	0.7
Interest income	0.5	0.9
Interest expense	(27.9)	(28.1)

Income from continuing operations before income taxes	187.6	192.3
Income taxes	(59.3)	(61.7)

Income from continuing operations	128.3	130.6
Discontinued operations, net of income taxes	(214.3)	(9.5)

Net income (loss)	(86.0)	121.1
Noncontrolling interests, net of income taxes	0.2	0.5

Net income (loss) attributable to Harris Corporation	$(85.8)	$121.6

Net income (loss) per common share attributable to Harris Corporation common shareholders
Basic
Continuing operations	$1.15	$1.09
Discontinued operations	(1.92)	(0.08)

	$(0.77)	$1.01

Diluted
Continuing operations	$1.14	$1.09
Discontinued operations	(1.90)	(0.08)

	$(0.76)	$1.01

Cash dividends paid per common share	$0.37	$0.28

Basic weighted average common shares outstanding	111.9	118.8
Diluted weighted average common shares outstanding	112.6	119.4

Table 2

HARRIS CORPORATION

FY ‘13 First Quarter Summary

BUSINESS SEGMENT INFORMATION

(Unaudited)

	Quarter Ended
	September 28, 2012	September 30, 2011
	(In millions)
Revenue
RF Communications	$444.7	$497.1
Integrated Network Solutions	375.7	418.6
Government Communications Systems	465.5	443.7
Corporate eliminations	(24.4)	(23.3)

	$1,261.5	$1,336.1

Income From Continuing Operations Before Income Taxes
Segment Operating Income:
RF Communications	$134.1	$154.0
Integrated Network Solutions	32.4	21.8
Government Communications Systems	67.1	63.1
Unallocated corporate expense	(16.7)	(18.6)
Corporate eliminations	(1.9)	(1.5)
Non-operating income	—	0.7
Net interest expense	(27.4)	(27.2)

	$187.6	$192.3

Table 3

HARRIS CORPORATION

FY ‘13 First Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Quarter Ended
	September 28, 2012	September 30, 2011
	(In millions)
Operating Activities
Net income (loss)	$(86.0)	$121.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	54.8	63.3
Share-based compensation	6.0	9.3
Non-current deferred income taxes	10.3	(0.2)
Gain on the sale of securities available-for-sale	(6.0)	—
Impairment of assets of discontinued operations	222.3	—
(Increase) decrease in:
Accounts and notes receivable	78.4	(83.9)
Inventories	(43.6)	32.2
Increase (decrease) in:
Accounts payable and accrued expenses	(119.1)	(119.4)
Advance payments and unearned income	(2.5)	(3.8)
Income taxes	11.5	61.0
Other	(5.6)	(0.9)

Net cash provided by operating activities	120.5	78.7

Investing Activities
Cash paid for cost-method investment	(0.8)	—
Additions of property, plant and equipment	(39.9)	(77.4)
Additions of capitalized software	(3.8)	(4.5)
Proceeds from the sale of securities available-for-sale	7.9	—

Net cash used in investing activities	(36.6)	(81.9)

Financing Activities
Proceeds from borrowings	10.7	380.5
Repayments of borrowings	(81.5)	(0.4)
Proceeds from exercises of employee stock options	60.5	2.9
Repurchases of common stock	(63.9)	(406.2)
Cash dividends	(41.9)	(32.6)

Net cash used in financing activities	(116.1)	(55.8)

Effect of exchange rate changes on cash and cash equivalents	3.0	(2.5)

Net decrease in cash and cash equivalents	(29.2)	(61.5)

Cash and cash equivalents, beginning of year	356.0	366.9

Cash and cash equivalents, end of quarter	$326.8	$305.4

Table 4

HARRIS CORPORATION

FY ‘13 First Quarter Summary

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 28, 2012	June 29, 2012
	(In millions)
Assets
Cash and cash equivalents	$326.8	$356.0
Receivables	661.5	750.2
Inventories	646.8	617.8
Income taxes receivable	20.4	12.0
Current deferred income taxes	173.9	160.5
Other current assets	83.1	71.2
Current assets of discontinued operations	445.9	632.7
Property, plant and equipment	668.6	659.4
Goodwill	1,709.5	1,695.3
Intangible assets	405.9	421.7
Non-current deferred income taxes	72.4	80.3
Other non-current assets	139.5	135.7

	$5,354.3	$5,592.8

Liabilities and Equity
Short-term debt	$82.4	$159.4
Accounts payable	298.1	381.0
Compensation and benefits	162.5	229.1
Other accrued items	306.5	269.6
Advance payments and unearned income	218.9	221.5
Income taxes payable	43.1	12.0
Current deferred income taxes	5.0	0.8
Current portion of long-term debt	12.8	4.8
Current liabilities of discontinued operations	126.0	136.2
Long-term debt	1,882.9	1,883.0
Long-term contract liability	106.4	109.5
Other long-term liabilities	256.4	239.8
Equity	1,853.3	1,946.1

	$5,354.3	$5,592.8

HARRIS CORPORATION

FY ‘13 First Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income; engineering, selling and administrative expenses; income from continuing operations before income taxes; income taxes; income from continuing operations; income from continuing operations attributable to Harris Corporation; and income from continuing operations per diluted common share attributable to Harris Corporation common shareholders, adjusted to exclude certain costs, charges, expenses and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris’ business trends and to understand Harris’ performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5

HARRIS CORPORATION

FY ‘13 First Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Condensed Consolidated Statement of Income

(Unaudited)

	Quarter Ended September 28, 2012			Quarter Ended September 30, 2011
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,261.5	$—	$1,261.5	$1,336.1	$—	$1,336.1

Cost of product sales and services	(848.3)	—	(848.3)	(893.9)	—	(893.9)
Engineering, selling and administrative expenses (A)	(198.2)	—	(198.2)	(223.4)	9.6	(213.8)
Non-operating income	—	—	—	0.7	—	0.7
Interest income	0.5	—	0.5	0.9	—	0.9
Interest expense	(27.9)	—	(27.9)	(28.1)	—	(28.1)

Income from continuing operations before income taxes	187.6	—	187.6	192.3	9.6	201.9
Income taxes (B)	(59.3)	—	(59.3)	(61.7)	(2.6)	(64.3)

Income from continuing operations	128.3	—	128.3	130.6	7.0	137.6
Noncontrolling interests, net of income taxes	0.2	—	0.2	0.5	—	0.5

Income from continuing operations attributable to Harris Corporation	$128.5	$—	$128.5	$131.1	$7.0	$138.1

Income from continuing operations per diluted common share attributable to Harris Corporation common shareholders	$1.14	$—	$1.14	$1.09	$0.05	$1.14

Table 6

HARRIS CORPORATION

FY ‘13 First Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Business Segment Information

(Unaudited)

	Quarter Ended September 28, 2012			Quarter Ended September 30, 2011
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$444.7	$—	$444.7	$497.1	$—	$497.1
Integrated Network Solutions	375.7	—	375.7	418.6	—	418.6
Government Communications Systems	465.5	—	465.5	443.7	—	443.7
Corporate eliminations	(24.4)	—	(24.4)	(23.3)	—	(23.3)

	$1,261.5	$—	$1,261.5	$1,336.1	$—	$1,336.1

Income From Continuing Operations Before Income Taxes
Segment Operating Income:
RF Communications	$134.1	$—	$134.1	$154.0	$—	$154.0
Integrated Network Solutions (C)	32.4	—	32.4	21.8	9.6	31.4
Government Communications Systems	67.1	—	67.1	63.1	—	63.1
Unallocated corporate expense	(16.7)	—	(16.7)	(18.6)	—	(18.6)
Corporate eliminations	(1.9)	—	(1.9)	(1.5)	—	(1.5)
Non-operating income	—	—	—	0.7	—	0.7
Net interest expense	(27.4)	—	(27.4)	(27.2)	—	(27.2)

	$187.6	$—	$187.6	$192.3	$9.6	$201.9

HARRIS CORPORATION

FY ‘13 First Quarter Summary

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Notes to tables 5 and 6:

Note A – Adjustments to engineering, selling and administrative expenses for the quarter ended September 30, 2011 are due to integration and other costs associated with our acquisitions of CapRock Communications (“CapRock”), the Global Connectivity Services business of the Schlumberger group (“Schlumberger GCS”) ($7.3 million collectively) and Carefx Corporation (“Carefx”) ($2.3 million).

Note B – Adjustments to our income taxes are based on the applicable tax rate in the jurisdiction to which the item applies.

Note C – Adjustments to our Integrated Network Solutions segment operating income for the quarter ended September 30, 2011 are due to integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS ($7.3 million collectively) and Carefx ($2.3 million).